UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2010

AVI BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Oregon	001-14895	93-0797222
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

3450 Monte Villa Parkway, Suite 101

Bothell, WA 98021

(Address of principal executive offices, including zip code)

(425) 354-5038

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 27, 2010, the Company’s board of directors (the “Board”), upon the recommendation of the compensation committee of the Board, approved and adopted a Non-Employee Director Compensation Policy (the “Policy”).  The Policy and the compensation committee’s recommendation to adopt the same was based, in part, upon the results of a review conducted by Frederic W. Cook and Co., Inc. (“Cook”), a compensation consultant previously engaged by the compensation committee to review the Company’s compensation practices for non-employee members of the Board and to compare such practices to the compensation practices of comparable companies.  Under the Policy, non-employee directors of the Company will receive compensation in the form of equity and cash.  A summary of the material terms of the Policy is as follows:

Equity Compensation

Upon joining the Board, each non-employee director will receive an option to purchase 60,000 shares (the “Initial Award”) of the Company’s common stock.  The term of the Initial Award will be ten years and the exercise price will be determined in accordance with the Company’s 2002 Equity Incentive Plan (the “Plan”) on the date of the grant. The shares underlying the Initial Award will vest ratably over four years of continued service to the Board, with 25% of the total amount shares underlying the Initial Award vesting each year on the earlier of (i) the anniversary date of the grant and (ii) the date of the annual meeting of the Company’s shareholders in the year following the date of grant.

On the date of the first meeting of the Board held after the annual meeting of the Company’s shareholders, each non-employee director who has served on the Board for at least six months prior to such date will be automatically granted an option to purchase 30,000 shares (the “Annual Option Award”) of the Company’s common stock and a restricted stock award for 5,000 shares (the “Annual Stock Grant”) of the Company’s common stock.  The term of the Annual Option Award will be ten years and the exercise price will be determined in accordance with the Plan on the date of the grant. All of the shares underlying each of the Annual Option Award and the Annual Stock Grant will vest on the earlier of (i) the anniversary date of the grant and (ii) the date of the annual meeting of the Company’s shareholders in the year following the date of grant, provided that the non-employee director continues to serve as a director through such date.

Cash Compensation

Each non-employee director will receive an annual cash fee of $35,000 for serving on the Board (the “Annual Fee”).  In addition to the Annual Fee, if a non-employee director serves as chairperson of the Board, such non-employee director will be entitled to an additional annual cash fee of $45,000 (the “Chairperson Fee”).

The chairpersons and members of the Board’s three standing committees will be entitled to the following annual cash fees:

Board Committee	Chairperson Fee*	Member Fee
Audit Committee	$16,000	$8,000
Compensation Committee	$12,000	$6,000
Nominating and Corporate Governance Committee	$5,000	$3,000

*  Any non-employee director who serves as chairperson of a committee shall not be entitled to a member fee for the same committee.

All cash fees will be paid in four equal installments on a quarterly basis at the end of the applicable quarter provided the individual served as a non-employee director during the full quarter, with the amount pro rated for any non-employee director who did not serve the full quarter (on either the Board or the relevant Board committee).

The foregoing is not a complete summary of the terms of the Policy, and reference is made to the complete text of the Policy attached hereto as Exhibit 10.85, which is incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
10.85	AVI BioPharma, Inc. Non-Employee Director Compensation Policy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVI BioPharma, Inc.

	By:	/s/ J. David Boyle II
J. David Boyle II
Interim President and Chief Executive Officer, and Senior Vice President and Chief Financial Officer

Date: October 1, 2010

EXHIBIT INDEX

Exhibit Number	Description
10.85	AVI BioPharma, Inc. Non-Employee Director Compensation Policy.